Exhibit 99

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com
www.orasure.com

OraSure Technologies Announces 2007 First Quarter Results

Record Quarterly Revenues Led by OraQuick ADVANCE® Sales

BETHLEHEM, PA – May 8, 2007 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ:OSUR), a market leader in oral fluid diagnostics, today announced record quarterly revenues of $20.1 million for the three months ended March 31, 2007, compared to $15.2 million in revenues recorded for the three months ended March 31, 2006. Increased sales of the Company’s OraQuick ADVANCE® rapid HIV-1/2 antibody test, substance abuse testing products and cryosurgery products, together with an increase in funded research and development related to the Company’s rapid Hepatitis C (“HCV”) test, contributed to the 32% increase in total revenues during the first quarter.

The Company’s net income increased 65% to $1,487,000, or $0.03 per share on a fully-diluted basis, for the first quarter of 2007 compared to net income of $900,000, or $0.02 per share on a fully-diluted basis, during the first quarter of 2006. The 2007 results include a gain from the sale of the Company’s equity interest in a foreign distributor.

Gross margin in the first quarter of 2007 was 62% compared with 63% in the first quarter of 2006. Gross margin was affected by increased product support costs, offset by the benefit derived from increased licensing and product development revenue.

Operating expenses for the first quarter of 2007 increased $3.2 million to $11.9 million, from $8.7 million in the comparable period in 2006. This increase was primarily attributable to higher research and development costs associated with the product development and clinical work for an OraQuick ADVANCE® HIV test for home use and an OraQuick® HCV test for professional use, higher staffing related expenses and additional consulting expenses related to the successful implementation of the Company’s new enterprise resource planning system.

“Our business performed very well during the first quarter, and this outstanding performance provides a great start for the year,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “We are particularly pleased with the continued strong performance of our infectious disease and substance abuse testing businesses and the increase in cryosurgical systems revenues. During the quarter, we also made very good progress on several of our most important strategic initiatives, including the ongoing development of our over-the-counter OraQuick® HIV test and an OraQuick® HCV test for professional use. We continue to believe 2007 will be a very successful year and we are creating a solid foundation for the future.”

Cash, cash equivalents and short-term investments were $86.5 million and working capital was $100.2 million at March 31, 2007, compared to $91.0 million and $96.0 million, respectively, at December 31, 2006. The decrease in cash, cash equivalents and short-term investments is primarily the result of the Company’s $4.0 million payment for patents and licenses during the current quarter.

Cash flow used in operating activities was $1.0 million in the first quarter of 2007 compared to $2.6 million of cash flow provided by operating activities in the first quarter of 2006.

Financial Guidance

Based on the Company’s performance in the first quarter and the recent receipt of an additional order for approximately $1.0 million from Prestige Brands for delivery of over-the-counter (“OTC”) cryosurgery product in the second quarter of 2007, the Company expects revenues to approximate $20.0 million in the second quarter and $81.0 million for the full year. Fully diluted earnings per share are expected to range from breakeven to $0.01 per share in the second quarter and from $0.03 to $0.05 per share for the full year.

(In thousands, except per share data and percentages)
	Three months ended March 31,
	2007	2006
	(Unaudited)
Results of Operations
Revenues	$20,109	$15,217
Cost of products sold	7,584	5,618

Gross profit	12,525	9,599

Operating expenses:
Research and development	2,920	1,649
Sales and marketing	4,771	4,106
General and administrative	4,237	2,958

Total operating expenses	11,928	8,713

Operating income	597	886
Other income, net	2,389	791

Pre-tax income	2,986	1,677
Income tax provision	1,499	777

Net income	$1,487	$900

Earnings per share
Basic	$0.03	$0.02

Diluted	$0.03	$0.02

Weighted average shares:
Basic	46,114	45,840

Diluted	46,554	46,833

	Three months ended March 31,
Market Revenues	2007	2006	% Change
Infectious disease testing	$8,932	$6,142	45%
Substance abuse testing	3,929	3,442	14
Cryosurgical systems	5,680	4,458	27
Insurance risk assessment	889	1,086	(18)

Product revenues	19,430	15,128	28
Licensing and product development	679	89	663

Total revenues	$20,109	$15,217	32%

	Three months ended March 31,
OraQuick® Revenues	2007	2006	% Change
Direct to U.S. Public Health	$4,342	$2,897	50%
Abbott	2,151	1,482	45
SAMHSA	329	256	29
CDC	620	0	N/A
International	747	561	33

Total OraQuick® revenues	$8,189	$5,196	58%

	Three months ended March 31,
Intercept® Revenues	2007	2006	% Change
Workplace testing	$1,545	$1,280	21%
Criminal Justice	645	534	21
International	600	557	8
Direct	202	137	47

Total Intercept® revenues	$2,992	$2,508	19%

	Three months ended March 31,
Cryosurgery Revenues	2007	2006	% Change
Professional domestic	$1,053	$1,089	(3)%
Professional international	467	370	26
OTC domestic	2,150	1,819	18
OTC international	2,010	1,180	70

Total cryosurgery revenues	$5,680	$4,458	27%

Balance Sheets	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Cash, cash equivalents and short-term investments	$86,542	$91,001
Accounts receivable, net	14,844	10,357
Inventories	6,089	5,535
Deferred income taxes	4,269	3,676
Other current assets	1,936	1,990
Property and equipment, net	18,004	17,375
Deferred income taxes	18,276	19,845
Other non-current assets	6,184	6,786

Total assets	$156,144	$156,565

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$597	$609
Accounts payable	4,176	3,312
Accrued expenses	8,722	12,659
Long-term debt	10,007	10,030
Other liabilities	525	451
Stockholders’ equity	132,117	129,504

Total liabilities and stockholders’ equity	$156,144	$156,565

	Three Months Ended March 31,
Additional Financial Data	2007	2006
Capital expenditures	$898	$665
Depreciation and amortization	$656	$447
Accounts receivable – days sales outstanding	66 days	58 days

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s 2007 first quarter financial results, business developments and the Company’s 2007 outlook, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Operating Officer and Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please dial 888-742-2024 (Domestic) or 706-643-0033 (International) and reference 5389843 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until May 15, 2007, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #5389843.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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